                                                                    EXHIBIT 99.3


                       Press Release dated June 17, 1998

CD WAREHOUSE, INC.
1204 Sovereign Row
Oklahoma City, Oklahoma 73108

     FOR IMMEDIATE RELEASE,
     CONTACT:
             Doyle E. Motley                    Bob Schu
             Senior Vice President              Desmond Towey
             & Chief Financial Officer          Desmond Towey & Associates
             CD Warehouse, Inc.                 Tel:  (212) 888-7600
             Tel:  (405) 949-2422


                CD WAREHOUSE, INC. ACQUIRES DISC GO ROUND STORES

     *ADDITION OF 137 STORES BRINGS CD WAREHOUSE CHAIN TOTAL TO 300 STORES*

Oklahoma City, OK - June 17, 1998 - CD Warehouse, Inc. (NASDAQ Small Cap:CDWI) announced today that it has agreed to acquire the franchise rights for 134 Disc Go Round retail music stores and the assets of 3 company-owned stores from Grow Biz International, Inc. (NASDAQ:GBIZ) for the purchase price of $7 million.
Grow Biz International, Inc. reported that Disc Go Round had system-wide sales of $27 million in 1997. CD Warehouse, Inc. had system wide sales of $36 million in 1997. The addition of the 137 Disc Go Round stores increases the number of stores in the CD Warehouse system to a total of 300 stores in 40 states and five foreign countries.

Jerry Grizzle, Chairman and CEO of CD Warehouse said, "By consolidating the operations of our two concepts, CD Warehouse becomes the leader in the secondary market for compact discs. Additionally, it makes us the fifth largest music retailer in the United States in number of stores whose primary business is the sale of pre-recorded music. Our development plan has now been accelerated and we look forward to continuing our growth with our existing franchisees, as well as other merger or acquisition opportunities."

Mr. Grizzle went on to say, "It is especially gratifying to be able to report continued growth for CD Warehouse at a time when a number of traditional recorded music outlets have either downsized or gone out of business altogether. The CD Warehouse concept is redefining how pre-recorded music is sold to the consumer and the emerging market for pre-owned CDs continues to expand."

CD Warehouse stores buy, sell and trade pre-owned compact discs (CDs) with their customers. CD Warehouse stores also offers a full complement of new release CDs.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors.

                                      ###


          -----------------------------------------------------------
                (405) 949-2422                (405) 949-2566 FAX